UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
_____________________________________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 30, 2024 (September 30, 2024)
Date of Report (Date of earliest event reported)
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TYLER TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)
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Delaware	1-10485	75-2303920
(State or other jurisdiction of incorporation organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5101 TENNYSON PARKWAY	PLANO	Texas	75024
(Address of principal executive offices)	(City)	(State)	(Zip code)

(972) 713-3700
(Registrant’s telephone number, including area code)

    Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Title of each class	Trading symbol	Name of each exchange on which registered
COMMON STOCK, $0.01 PAR VALUE	TYL	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 25, 2024, Tyler Technologies (“Tyler”), as borrower, entered into a new Credit Agreement (the “Credit Agreement”) with the various lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender, and Issuing Lender. The Credit Agreement provides for an unsecured revolving credit facility in an aggregate principal amount of up to $700 million, including subfacilities for standby letters of credit and swingline loans, each in a maximum amount to be mutually determined and on customary terms and conditions. The Credit Agreement matures on September 25, 2029, and loans may be prepaid at any time, without premium or penalty, subject to certain minimum amounts and payment of any SOFR breakage costs. The new Credit Agreement replaces Tyler’s existing $500 million unsecured credit facility, the credit agreement dated April 21, 2021, among Tyler and Wells Fargo Bank, N. A. as Administrative Agent and other lenders party thereto (the “2021 Credit Agreement”), which was scheduled to mature in April 2026.
The credit facility will be available on a revolving basis until the maturity date. At the time of the closing, Tyler had no borrowings outstanding under either the new Credit Agreement or the 2021 Credit Agreement. The Credit Agreement includes an uncommitted accordion mechanism by which Tyler may request incremental loans, in the form of incremental term loans or an increase in the revolving credit facility, providing an ability for Tyler to increase the credit facility by an amount up to (a) the greater of (i) $525 million and (ii) 100% of Tyler’s EBITDA for the prior four quarter period plus (b) additional indebtedness up to the amount which would cause Tyler’s total net leverage ratio to equal or exceed 3.25 to 1.00. The Credit Agreement contains certain customary representations and warranties, affirmative and negative covenants, and events of defaults. The Credit Agreement is unsecured and requires Tyler to maintain certain financial ratios and other financial conditions and limits Tyler from making certain investments, advances, cash dividends, or loans and limits incurrence of additional indebtedness and liens. Tyler’s obligations under the Credit Agreement are also guaranteed by its direct and indirect material domestic subsidiaries.
Loans under the revolving credit facility will bear interest, at Tyler’s option, at a per annum rate of either (1) the Administrative Agent’s prime commercial lending rate (subject to certain higher rate determinations) plus a margin of 0.125% to 0.75% or (2) the one-, three-, or six-month SOFR rate plus a margin of 1.125% to 1.75%. The margin in each case is based upon Tyler’s total net leverage ratio, as determined pursuant to the Credit Agreement. In addition to paying interest on the outstanding principal of loans under the revolving credit facility, Tyler is required to pay a commitment fee, initially 0.125% per annum, ranging from 0.125% to 0.250% based upon Tyler’s total net leverage ratio. Borrowings under the Credit Agreement may be used for general corporate purposes, including working capital requirements, acquisitions and capital expenditures.

The foregoing is a summary of the material terms and conditions of the Credit Agreement and not a complete description of the Credit Agreement. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Credit Agreement attached to this Current Report on Form 8-K as Exhibit 10.1, which is incorporated by reference.
Item 1.02 Termination of a Material Definitive Agreement.
The disclosure set forth in Item 1.01 of this Current Report on Form 8-K related to the 2021 Credit Agreement is incorporated by reference into this Item 1.02.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The disclosure set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.
Item 9.01    Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
Exhibit 10.1[1]
Credit Agreement dated September 25, 2024, among Tyler Technologies, Inc. and Wells Fargo Bank, N. A. as Administrative Agent and other lenders party hereto (filed as Exhibit 10.1 to our Form 8-K dated October 1, 2024, and incorporated by reference herein)

Exhibit 104	Cover Page Interactive Data File (embedded in the Inline XBRL document)
1 Certain schedules and similar attachments have been omitted in reliance on Instruction 4 of Item 1.01 of Form 8-K and Item 601(a)(5) of Regulation S-K. Tyler Technologies will provide, on a supplemental basis, a copy of any omitted schedule or attachment to the Securities and Exchange Commission or its staff upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TYLER TECHNOLOGIES, INC.

/s/ Brian K. Miller
September 30, 2024	By:	Brian K. Miller Executive Vice President and Chief Financial Officer (principal financial officer)